Exhibit 10.17

September 8, 2015

Albert Hugo-Martinez

Dear Albert:

MyDx, Inc. (the “Company”) is pleased to offer you the position of Chief Executive Officer (CEO) and Interim Chief Financial Officer (CFO) of the Company and its wholly-owned subsidiary, CDx, Inc., reporting to the Board of Directors of the Company.

Your employment with the Company is "at will" employment, meaning that either you or the Company may terminate the relationship at any time, for no reason or for any reason. No provision of this letter shall be construed to alter the at-will nature of your employment, or to create an express or implied employment contract, or a promise of employment for any specific period of time or through the occurrence or non-occurrence of any particular development.

Background Check. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation shall be provided to us prior to your date of hire, and our employment relationship with you pursuant to the terms and conditions of this letter agreement is expressly conditioned on your providing such evidence to us. The Company shall provide to Albert Hugo-Martinez notification in writing of the completion of any and all background checks.

Responsibilities. You will perform the duties required of a CEO and ICFO of a publicly traded company, including, without limitation, responsibility for the day-to-day operations of the Company, the financial reporting and accounting of the Company, and obtaining financing for the Company.  It is the expectation of the Company and the Board of Directors that with your efforts the Company will complete a financing or financing(s) within 60 days after the date hereof which results in proceeds of at least $2 million to the Company (the “$2 Million Financing”)

Base Salary. Your monthly base salary will be $15,416.66, paid by-monthly, less payroll deductions and all required withholdings, which will be paid in accordance with the Company’s normal payroll practices; provided, however, payment of your salary shall not commence until the Company has completed the $2 Million Financing.

Base Salary Increases.    Upon the completion of the $2M Million Financing and the Company achieving profitability, the Board of Directors shall work with you to develop mutually agreeable increases in base salary, bonus compensation and the grant of additional stock options.

Board Appointment. Upon the completion of the $2 Million Financing, the Company shall appoint you and another individual identified by you (David Hind - subject to his appropriate background check) to the Board of Directors of the Company and within 45 days of these appointments the Board of Directors will be reduced to a total of five (5) board members.

Albert Hugo-Martinez

September 8, 2015

Benefits. You will be accorded the benefits that the Company offers to the other executive officers of the Company. With a 90 days notice, the Company reserves its right to change or cancel its benefit and employee plans and policies. In addition, we will use best efforts to increase our D&O Liability insurance to five (5) million dollars coverage.

Expenses. Upon your submission of valid receipts, you shall be reimbursed for expenses incurred by you on behalf of the Company related to the Company’s business. Any expense above $10,000 at any given time shall require joint approval of Daniel Yazbeck and Albert Hugo Martinez. This will be modified as the company grows at the management’s discretion.

Vacation and Sick Days. You shall also have three (3) weeks of annual vacation pay and up to ten (10) paid sick days on an annual basis; provided, however, that your maximum accrual of paid vacation shall be equal to six (6) weeks and there will be not accumulation of sick days. The Company shall also acknowledge all federal holidays.

Stock Options. Upon the completion of the $2 Million Financing, the Company will grant you an option to purchase up to [1,500,000] shares of the Company’s Common Stock (the “Common Stock”), at a price per share equal to $1.10, and according to the vesting and other terms and conditions set forth in the stock option agreement between you and the Company (the “Option”). The Option shall provide for monthly vesting over 24 months; accelerated vesting upon the closing of the sale of the Company or a merger in which the Company is the acquired entity; and a requirement that you exercise all vested options within 90 days after you cease employment with the Company. The Option will be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan and a stock option agreement between you and the Company.

No Conflicts or Restrictions. You also agree that, if you have not already done so, you will disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company; provided, however, that during the term of your employment with the Company, so long as such activities do not materially interfere with the performance of your duties to the Company, you shall be permitted to participate in charitable, community or civic activities. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Company Rules and Handbook. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

Invention Assignment Agreement. As a condition of your employment, you are also required to sign and comply with a Confidential Information, Invention Assignment and Arbitration Agreement (the “Invention Assignment Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Please note that we must receive your signed Invention Assignment Agreement before your first day of employment.

Albert Hugo-Martinez

September 8, 2015

Acceptance. To accept the Company’s offer, please sign this letter in the space provided below. If you accept our offer, your first day of employment will be September 9, 2015. This letter, along with any agreements relating to proprietary rights between you and the Company and the stock option agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Interim Chief Executive Officer or a member of the Board of Directors and you. All references to “you” and “your” in this letter refer to Albert Hugo-Martinez. This offer of employment will terminate if it is not accepted, signed and returned by 5:00 pm Pacific Time on September 9, 2015.

We look forward to your favorable reply and working with you at MyDx.

Sincerely,

/s/ Daniel Yazbeck
Daniel R. Yazbeck
Interim Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Albert Hugo-Martinez
Albert Hugo-Martinez

Effective Date: September 9, 2015

Enclosure:

Confidential Information, Invention Assignment and Arbitration Agreement